Exhibit 99.1

DISCOVER FINANCIAL SERVICES REPORTS FIRST QUARTER NET INCOME OF $564 MILLION
OR $1.43 PER DILUTED SHARE

Riverwoods, IL, April 25, 2017 - Discover Financial Services (NYSE: DFS) today reported net income of $564 million or $1.43 per diluted share for the first quarter of 2017, as compared to $575 million or $1.35 per diluted share for the first quarter of 2016. The company’s return on equity for the first quarter of 2017 was 20%.

First Quarter Highlights

•	Total loans grew $5.5 billion (8%) from the prior year to $75.9 billion.

•	Credit card loans grew $4.1 billion (7%) to $59.8 billion and Discover card sales volume increased 6% from the prior year.

•
Total net charge-off rate excluding PCI loans increased 48 basis points from the prior year to 2.69% and the total delinquency rate over 30 days past due excluding PCI loans increased 33 basis points from the prior year to 1.97%.

•	Consumer deposits grew $4.3 billion (13%) from the prior year to $37.1 billion.

•	Payment Services transaction dollar volume was $47.1 billion, up 5% from the prior year.

"We achieved strong sales and loan growth as consumers responded well to our strategic initiatives, which were augmented by higher industry growth," said David Nelms, chairman and CEO of Discover. "The credit environment remains favorable relative to historical norms. The increase in provisions is the anticipated result of recent loan growth seasoning."

Segment Results:

Direct Banking

Direct Banking pretax income of $824 million in the quarter declined $58 million (7%) from the prior year as higher provision for loan losses and lower other income more than offset higher net interest income.

Total loans ended the quarter at $75.8 billion, up 8% compared to the prior year. Credit card loans ended the quarter at $59.8 billion, up 7% from the prior year. Personal loans increased $1.1 billion (20%) from the prior year. Private student loans increased $224 million (3%) year-over-year, and grew $740 million (12%) excluding purchased student loans.

Net interest income increased $142 million (8%) from the prior year, driven by loan growth and a higher net interest margin. Net interest margin was 10.07%, up 13 basis points from the prior year. Card yield was 12.65%, an increase of 23 basis points from the prior year because of increases in the prime rate and a change in portfolio mix. Interest expense as a percent of total loans increased 15 basis points from the prior year, primarily because of higher market rates and a change in funding mix.

Other income decreased $31 million (8%) from the prior year, driven by higher promotional rewards.

The delinquency rate for credit card loans over 30 days past due was 2.06%, up 38 basis points from the prior year and 2 basis points from the prior quarter. The credit card net charge-off rate for the first quarter was 2.84%, up 50 basis points from the prior year and 37 basis points from the prior quarter. The student loan net charge-off rate excluding purchased credit-impaired ("PCI") loans was 0.83%, down 2 basis points from the prior year. The personal loans net charge-off rate of 3.16% increased by 71 basis points from the prior year. Net charge-off rates were generally higher because of anticipated seasoning of recent loan growth in both new accounts and line increases for select established customers.

Provision for loan losses of $594 million increased $171 million from the prior year primarily because of higher net charge-offs. The reserve build for the first quarter of 2017 was $107 million, compared to a reserve build of $51 million in the first quarter of 2016.

Expenses decreased $2 million from the prior year. Professional fees were lower than the prior year, primarily because of the completion of the look back related anti-money laundering remediation activities in the second quarter of 2016; the first quarter of 2016 included $30 million of expenses related to these look back activities. Higher employee compensation and marketing spend offset part of the professional fees expense savings. Employee compensation increased mostly because of higher staffing levels, driven in part by regulatory and compliance activities, as well as higher average salaries.

Payment Services

Payment Services pretax income was $44 million in the quarter, up $12 million from the prior year, primarily driven by a reserve release related to a Diners Club International licensee.

Payment Services transaction dollar volume was $47.1 billion, up 5% versus the prior year. PULSE transaction dollar volume was up 4% year-over-year. Diners Club International volume increased 10% from the prior year, driven by growth across all regions.

Share Repurchases

During the first quarter of 2017, the company repurchased approximately 7.4 million shares of common stock for $520 million. Shares of common stock outstanding declined by 1.6% from the prior quarter.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Tuesday, April 25, 2017, at 5:00 p.m. Central time. Interested parties can listen to the conference call via a live audio webcast at https://investorrelations.discover.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America's cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Network, with millions of retail and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discover.com/company.

Contacts:

Investors:
Tim Schmidt, 224-405-4996
timothyschmidt@discover.com

Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company's Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC's website (http://www.sec.gov) and the company's website (https://investorrelations.discover.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment, the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation, supervisory guidance, and regulatory and legal actions, including, but not limited to, those related to financial regulatory reform, consumer financial services practices, anti-corruption, and funding, capital and liquidity; the actions and initiatives of current and potential competitors; the company's ability to manage its expenses; the company's ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company's ability to sustain and grow its non-card products; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; the company's ability to manage its credit risk, market risk, liquidity risk, operational risk, compliance and legal risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company's investment portfolio; limits on the company's ability to pay dividends and repurchase its common stock; limits on the company's ability to receive payments from its subsidiaries; fraudulent activities or material security breaches of key systems; the company's ability to remain organizationally effective; the company's ability to increase or sustain Discover card usage or attract new customers; the company's ability to maintain relationships with merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; the company's ability to introduce new products or services; the company's ability to manage its relationships with third-party vendors; the company's ability to maintain current technology and integrate new and acquired systems; the company's ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company's ability to attract and retain employees; the company's ability to protect its reputation and its intellectual property; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities.

Additional factors that could cause the company's results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business - Competition,” “Business - Supervision and Regulation” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended December 31, 2016, which is filed with the SEC and available at the SEC's internet site (http://www.sec.gov).